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                                                                       Exhibit 3

                                SUMMARY OF RIGHTS

          On May 10, 2002, the Board of Directors of Resources Connection, Inc. (the "Company") declared a distribution of one Right for each outstanding share of common stock (the "Common Stock") of the Company. The distribution is to be made as of May 28, 2002 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company, initially, one one-hundredth of a share of Junior Participating Preferred Stock ("Preferred Stock") at a price of $120.00 (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement between the Company and American Stock Transfer & Trust Company, as Rights Agent.

          Preferred Stock purchasable upon exercise of the Rights will be entitled to dividends of 100 times the dividends, per share, declared on the Common Stock and in the event of liquidation will be entitled to a minimum preferential liquidating distribution of $l00 per share and an aggregate liquidating distribution, per share, of 100 times the distribution made per share of Common Stock. The Preferred Stock will vote together with the Common Stock and in the event of any merger, consolidation or other transaction in which Common Stock are exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock.

          Because of the Preferred Stock's dividend and liquidation rights, the value when issued of the one one-hundredth interest in a Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

          Until the earlier to occur of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the Company's general voting power other than pursuant to a Qualified Offer (as defined below), the date of such public announcement being called the "Stock Acquisition Date," or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer (other than a Qualified Offer) the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the Company's general voting power (the date of such earlier occurrence being called the "Distribution Date"), the Rights will be evidenced by the certificates representing the Common Stock and will be transferred with and only with the Common Stock. New Common Stock certificates issued after the Record Date upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference, and the surrender for transfer of any certificate for Common Stock, even without such notation or a copy of this Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

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          The Rights are not exercisable until the Distribution Date. The Rights will expire on the tenth anniversary of the Record Date (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, as described below.

          The Purchase Price payable, the number of shares or other securities or property issuable upon exercise of the Rights, and the number of outstanding Rights, are subject to adjustment from time to time to prevent dilution.

          A Qualified Offer is a tender offer or exchange offer for all
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outstanding Common Stock which is determined by the non-affiliated directors to be fair to and otherwise in the best interests of the Company and its stockholders.

          In the event that any person becomes an Acquiring Person other than by a purchase pursuant to a Qualified Offer, proper provision shall be made so that
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each holder of a Right, other than Rights beneficially owned by the Acquiring
Person (which will not be entitled to the benefit of such adjustment) will thereafter have the right to receive upon exercise that number of shares of Common Stock or Common Stock equivalents having a market value of two times the exercise price of the Right.

          In the event that, at any time after an Acquiring Person has become such, the Company is acquired in a merger or other business combination transaction (other than a merger which follows a Qualified Offer at the same or
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a higher price) or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

          At any time after an Acquiring Person has become such, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment). However, the Board of Directors may not conduct such an exchange at any time after an Acquiring Person has acquired beneficial ownership of 50% or more of the Company's outstanding common stock.

          Up to and including the tenth business day after a Stock Acquisition Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the "Redemption Price"). Immediately upon any redemption of the Rights, the right to exercise them will terminate and the only right of the holders will be to receive the Redemption Price.

          The terms of the Rights may be amended by the Board of Directors without the consent of the holders of the Rights at any time prior to the Distribution Date. Thereafter the Rights may be amended to make changes which do not adversely affect the interests of the holders of the Rights, or which shorten or lengthen time periods, subject to certain limitations set forth in the Rights Agreement.

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          Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company.

          A copy of the Rights Agreement will be filed with the Securities and Exchange Commission as an Exhibit to a registration statement on Form 8-A. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

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